PRESS RELEASE

David Hale Elected as Chairman of International Smart Sourcing, Inc.

Farmingdale, NY, June 27, 2005 –International Smart Sourcing, Inc. (OTCBB: ISSG) announced today that its Board of Directors voted to elect David Hale as the new Chairman of the Company at its meeting on June 23, 2005 following the annual meeting of shareholders.

Mr. Hale has served as President of the Company since 2002 and has been a member of the Board of Directors since 2004.

Mr. Hale commented, “I am pleased at this vote of confidence by the Board of Directors and I look forward to the challenges and opportunities that face the Company in the upcoming months.”

The Board also elected Mr. Hale as President of the Company and elected Harry Goodman as Vice President and Secretary.  At the meeting of shareholders of the Company also held on June 23, 2005, the shareholders of the Company re-elected David Hale, Harry Goodman, David Kassel, Andrew Franzone, Richard Peters and Michael Rakusin to serve as directors of the Company until the 2006 annual meeting of shareholders.

About International Smart Sourcing, Inc.

International Smart Sourcing, Inc. specializes in assisting companies in substantially reducing their cost of manufacturing by outsourcing all or part of their manufacturing to China. The Company’s services include project management, source selection, engineering coordination, quality assurance, logistics, and cost reduction. Product specializations are tooling, injection molding, die-casting, metal stampings, mechanical assemblies, and electromechanical assemblies. The Company has offices located in New York and China.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such statements are subject to risks and uncertainties, which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company’s strategic relationships, the impact of intense competition and changes in our industry.

Company Contact:
David Hale, Chairman & President
Phone: (631) 293-4796
dave@smart-sourcing.com